Exhibit 10.9

PO Section 16
Omnibus Incentive Plan

Terms and Conditions Related to Employee Performance Stock Options

Recipient:	Date of Expiration:
Employee ID#:	Target Option Award:
Date of Grant:	Exercise Price:

Motorola Solutions, Inc. (“Motorola Solutions” or the “Company”) is pleased to grant you the opportunity to earn options to purchase shares of Motorola Solutions common stock (“Common Stock”) under the Motorola Solutions Omnibus Incentive Plan of 2015, as amended (the “Plan”). The target number of options (“Options”) awarded to you and the Exercise Price per Option, which is the Fair Market Value on the Date of Grant, are stated above, subject to the vesting conditions in this agreement. Each Option entitles you to purchase one share of Common Stock on the terms described below in this agreement and in the Plan.
____________________________________________________________________________________________

Vesting Schedule

    The Options shall be earned and vest on the third anniversary of the Date of Grant (the “Vesting Date”), if at all, based on the Company’s performance from [[START DATE]] until [[END DATE]] (the “Performance Period”), to the extent provided in the following schedule:

(A) Options to Vest	(B) Vesting Date	(C) Payout Factor	(D) Number of Options Earned

100% of Target Option Award	3rd Anniversary of Date of Grant	See Appendix A for Payout Factor	Target Option Award (Column A) times Payout Factor (Column C)
____________________________________________________________________________________________

Vesting and Exercisability
You cannot exercise the Options until they have vested.

Regular Vesting – The Options will vest in accordance with the schedule set forth in Appendix A (subject to the other terms hereof).

Special Vesting – You may be subject to the Special Vesting Dates described below if your employment or service with Motorola Solutions or a Subsidiary (as defined below) terminates prior to the Vesting Date.

Exercisability – You may exercise Options at any time after they vest and before they expire as described below.

Expiration
All Options expire on the earlier of (i) the Date of Expiration as stated above or (ii) any of the Special Expiration Dates described below. Once an Option expires, you no longer have the right to exercise it.

Special Vesting Dates and Special Expiration Dates
There are events that cause your Options to vest sooner than the Vesting Date or to expire sooner than the Date of Expiration as stated above. Those events are as follows:

Disability- If your employment or service with Motorola Solutions or a Subsidiary is terminated because of your Total and Permanent Disability (as defined below) prior to the Vesting Date; the Target Option Award will automatically become fully vested upon your termination of employment or service. These vested Options will then expire on the earlier of the first anniversary of your termination of employment or service because of your Total and Permanent Disability or the Date of Expiration stated above. Until that time, the vested Options will be exercisable by you or your guardian or legal representative.

Death- If your employment or service with Motorola Solutions or a Subsidiary is terminated because of your death prior to the Vesting Date, the Target Option Award will automatically become fully vested upon your death. These vested Options will then expire on the earlier of the first anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the vested Options will be exercisable by your legal representative, legatees or distributees.

Change In Control- If a “Change in Control” of the Company occurs prior to the Vesting Date, and the successor corporation does not assume these Options or replace them with options that are economically equivalent to these Options, then: (i) the Target Option Award will automatically become fully vested and (ii) these vested Options will be exercisable until the Date of Expiration set forth above.

Further, if the Options are assumed or replaced as described in the preceding paragraph, such assumed or replaced options shall provide that they will be earned and vested at the “target” level of performance and remain exercisable until the Date of Expiration set forth above if you are involuntarily terminated (for a reason other than “Cause”) or if you quit for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause” and “Good Reason” are defined in the Plan.

Termination of Employment or Service Because of Serious Misconduct- If Motorola Solutions or a Subsidiary terminates your employment or service because of Serious Misconduct (as defined below) all of your Options (vested and unvested) expire upon your termination.

Change in Employment in Connection with a Divestiture- If, prior to the Vesting Date, you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary, or if you remain employed by a Subsidiary that is sold (a “Divestiture”), then your Options will vest on a pro rata basis on the Vesting Date, provided that you have been continuously employed by the Company for at least two years following the beginning of the Performance Period, in an amount equal to (a) the Target Option Award (Column A) times (b) a fraction, the numerator of which is the number of completed full months of service by the Grantee from the beginning of the Performance Period to the date employment is terminated due to the Divestiture and the denominator of which is 36, times (c) the Payout Factor (Column C) as calculated on the Vesting Date. These vested Options will expire on the earlier of (i) 90 days after the Vesting Date or (ii) the Date of Expiration stated above.

Retirement- If your employment terminates due to your Retirement (as defined below), then your Options will vest on a pro rata basis on the Vesting Date in an amount equal to (a) the Target Option Award (Column A) times (b) a fraction, the numerator of which is the number of completed full months of service by the Grantee from the beginning of the Performance Period to the date of your Retirement and the denominator of which is 36, times (c) the Payout Factor (Column C) as calculated on the Vesting Date. These vested Options will expire on the earlier of (i) 90 days after the Vesting Date or (ii) the Date of Expiration stated above.

Termination of Employment or Service by Motorola Solutions or a Subsidiary Other than for Serious Misconduct or a Divestiture- If Motorola Solutions or a Subsidiary on its initiative, terminates your employment or service other than for Serious Misconduct or a Divestiture prior to the Vesting Date, then your Options will vest on a pro rata basis on the Vesting Date, provided that you have been continuously employed by the Company for at least two years following the beginning of the Performance Period, in an amount equal to (a) the Target Option Award (Column A) times (b) a fraction, the numerator of which is the number of completed full months of service by the Grantee from the beginning of the Performance Period to the date of your termination of employment or service and the denominator of which is 36, times (c) the Payout Factor (Column C) as calculated on the Vesting Date. All of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after the Vesting Date or (ii) the Date of Expiration stated above.

Termination of Employment or Service for any Other Reason than Described Above- If your employment or service with Motorola Solutions or a Subsidiary terminates for any reason other than that described above, including voluntary resignation of your employment or service other than due to Retirement, all of your unvested Options will automatically expire upon termination of your employment or service and all of your vested but not yet exercised Options will expire on the earlier of (i) the date ninety (90) days after your termination date or (ii) the Date of Expiration stated above.

Leave of Absence/Temporary Layoff
If you take a Leave of Absence or you are placed on Temporary Layoff (each as defined below) by Motorola Solutions or a Subsidiary the following will apply:

Vesting of Options- Options will continue to vest in accordance with the vesting schedule set forth above.

Exercising Options- You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.

Effect of Termination of Employment or Service- If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined as described under “Special Vesting Dates and Special Expiration Dates” above.

Other Terms
Method of Exercising- You must follow the procedures for exercising options established by Motorola Solutions from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola Solutions or a Subsidiary in connection with the exercise.

Transferability- Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.

Tax Withholding- Motorola Solutions or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of Common Stock deliverable in connection with the exercise of the Options. You may satisfy any minimum withholding obligation by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount to be withheld.

Definition of Terms
If a term is used but not defined, it has the meaning given such term in the Plan.

“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) the Company’s methods of operation and Company processes; (D) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (F) Company personnel data; (G) Company business plans, marketing plans, financial data and projections; and (H) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed generally known until such broader use is actually commercially implemented.

“Fair Market Value” is the closing price for a share of Common Stock on the Date of Grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal at www.online.wsj.com.

“Leave of Absence” means an approved leave of absence from Motorola Solutions or a Subsidiary from which you have a right to return to work, as determined by Motorola Solutions.

“Retirement” means your voluntary termination of employment prior to the Vesting Date and (A) at or after age 55 with at least 10 years of service, (B) at or after age 60 with at least 5 years of service, or (C) at or after age 65.

“Serious Misconduct” means any misconduct identified as a ground for termination in the Motorola Solutions Code of Business Conduct, or the human resources policies, or other written policies or procedures.

“Subsidiary” means an entity of which Motorola Solutions owns directly or indirectly at least 50% and that Motorola Solutions consolidates for financial reporting purposes.

“Total and Permanent Disability” means for (x) U.S. employees, entitlement to long-term disability benefits under the Motorola Solutions Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola Solutions policy or as required by local regulations.

“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.

Consent to Transfer Personal Data
By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola Solutions, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola Solutions, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola Solutions and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola Solutions and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Solutions in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola Solutions; however, withdrawing your consent may affect your ability to participate in the Plan.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights
You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola Solutions or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola Solutions, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

No Relation to Other Benefits/Termination Indemnities
Your acceptance of this award and participation under the Plan is voluntary.  The value of your stock option awarded herein is an extraordinary item of compensation outside the scope of your employment contract, if any.  As such, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

Agreement Following Termination of Employment
As a further condition of accepting the Options, you acknowledge and agree that for a period of one year following your termination of employment or service, you will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of Motorola Solutions or a Subsidiary who possesses Confidential Information of Motorola Solutions or a Subsidiary to terminate his/her employment with Motorola Solutions or a Subsidiary and/or to seek employment with your new or prospective employer, or any other company.

You agree that upon termination of employment or service with Motorola Solutions or a Subsidiary, and for a period of one year thereafter, you will immediately inform Motorola Solutions of (i) the identity of your new employer (or the nature of any start-up business or self-employment), (ii) your new title, and (iii) your job duties and responsibilities. You hereby authorize Motorola Solutions or a Subsidiary to provide a copy of this agreement to your new employer. You further agree to provide information to Motorola Solutions or a Subsidiary as may from time to time be requested in order to determine your compliance with the terms hereof.

You are hereby advised in writing to consult with an attorney before entering into the restrictions outlined in this section and in this agreement. You acknowledge that prior to acceptance of this agreement, you have been advised by the Company of your right to seek independent advice from an attorney of your own selection regarding this agreement, including the restraints imposed upon you pursuant to this section. You acknowledge that you have entered into this agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this agreement after being given the opportunity to consult with counsel. You further represent that in entering into this agreement, you are not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that you are relying only upon your own judgment and any advice provided by your attorney. You acknowledge that you have been provided at minimum 14 calendar days to review the provisions contained herein.

Substitute Stock Appreciation Right
Motorola Solutions reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares of Common Stock as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in shares of Common Stock.

Acceptance of Terms and Conditions
By accepting the Options, you agree to be bound by these terms and conditions, the Plan, any and all rules and regulations established by Motorola Solutions in connection with awards issued under the Plan, and any additional covenants or promises Motorola Solutions may require as a condition of the grant.

Other Information about Your Options and the Plan
Participants can find other information about options and the Plan on the Motorola Solutions website at [_____]. If a participant does not have access to the website, please contact Global Rewards Equity Administration, Motorola Solutions, Inc., 500 W. Monroe Street, Chicago, Illinois 60661 U.S.A. to request Plan documents.

APPENDIX A

Relative TSR Payout Scale*
MSI 3-Year TSR Percentile Rank	Payout Factor**
90th – 100th Percentile	250%
80th – 89.99th Percentile	200%
70th – 79.99th Percentile	175%
60th – 69.99th Percentile	150%
55th – 59.99th Percentile	110%
50th – 54.99th Percentile	90%
45th – 49.99th Percentile	80%
35th – 44.99th Percentile	50%
30th – 34.99th Percentile	30%
< 30.00th Percentile	0%

* “Relative TSR” means the Company’s total stockholder return performance (i.e., (Ending Stock Price – Beginning Stock Price) divided by Beginning Stock Price) relative to the companies listed in the S&P 500 at the beginning of the Performance Period.
“Beginning Stock Price” means the daily average stock price during the three months immediately preceding the first day of Performance period.
“Ending Stock Price” means the daily average stock price during the three months immediately preceding the last day of the Performance Period, with all dividends deemed reinvested.
** The Committee reserves the right to reduce the payout, in its discretion, if the Company’s TSR performance during the Performance Period is negative.